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                                                                EXHIBIT 10.13(b)

                                MANPOWER INC.
                          5301 NORTH IRONWOOD ROAD
                         MILWAUKEE, WISCONSIN  53217







                              February 18, 1997



Mr. Jon F. Chait:

     Please refer to our letter agreement dated August 3, 1991, as amended by a letter agreement dated March 12, 1992 (as amended, the "Prior Agreement"), concerning your compensation and other benefits as an employee of Manpower Inc. (the "Company"), successor to Manpower International Inc. We have agreed to the following modifications of the Prior Agreement:

          1. Subparagraph 2 of the Prior Agreement is modified to provide that the incentive bonus to which you will be entitled for each fiscal year of the Company, beginning with the year ending December 31, 1997, will be determined in accordance with Schedule A attached hereto in lieu of the amount previously specified for any incentive bonus.

          2. Notwithstanding the foregoing or any other provision of the Prior Agreement, you will not be entitled to receive the incentive bonus provided under paragraph 2 of such agreement for the year ending December 31, 1997, or any subsequent fiscal year unless the shareholders of Manpower Inc. approve the bonus arrangement set out in Schedule A at the 1997 annual meeting of shareholders by the vote required under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

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     Except as expressly modified by the foregoing, the Prior Agreement will remain in full force and effect.

     To confirm your agreement with the terms of this letter, kindly sign a copy in the place provided below and return it to the Company.

                              Sincerely,

                              MANPOWER INC.


                              By:/s/ Mitchell S. Fromstein
                                 --------------------------------------
                                 Mitchell S. Fromstein, President and
                                 Chief Executive Officer


I hereby confirm my agreement with
the terms of this letter.


/s/ Jon F. Chait
----------------------------------
Jon F. Chait


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                                   SCHEDULE A

                            Incentive Bonus Formula


          Adjusted Net Profit Before Tax        Amount of Bonus is 25%
                                                 of Following Amount

$44 Million or less                        None

More than $44 Million but equal            1% of Adjusted Net Profit
to or less than $49 Million                Before Tax in excess of $44
                                           Million

More than $49 Million but equal            $50,000 plus 1-1/2% of Adjusted
to or less than $59 Million                Net Profit Before Tax in excess
                                           of $49 Million

More than $59 Million                      $200,000 plus 1-3/4% of
                                           Adjusted Net Profit Before Tax
                                           in excess of $59 Million

"Adjusted Net Profit Before Tax" shall mean the net profit (or loss) before income taxes, cumulative effects of changes in accounting principles, and extraordinary items, shown on the year-end audited Consolidated Statement of Operations of Manpower Inc. and subsidiaries with the following adjustments:

a. Add to income the aggregate charges included for base salaries, incentive bonuses, or severance (and charges for withheld employment taxes on such items) paid or payable to Messrs. Fromstein and Chait.

b. Add to income the aggregate charges included for employee noncash compensation items.

c. Add to income any charges included for the amortization of goodwill, restructuring, losses resulting from the disposition of real estate or businesses, and other unusual items, and subtract from income any gains included resulting from the disposition of real estate or businesses and other unusual items.

Notwithstanding the foregoing, charges included for the amortization of goodwill or restructuring will not be added back with respect to any year to the extent determined by the Executive Performance Compensation Committee of the Board of Directors of Manpower Inc. in its sole discretion.


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